                          AMENDED AND RESTATED BYLAWS



                                       OF



                          AEI COAL SALES COMPANY, INC.



     I certify that the following Amended and Restated Bylaws, consisting of three pages, each of which I have initialed for identification, are the Bylaws adopted by the Board of Directors of AEI Coal Sales Company, Inc. (the "Corporation") by a Written Action by Director in Lieu of Meeting, dated January __, 1999.


                                   /s/ JOHN LYNCH
                                   ______________________________________
                                   John Lynch, Secretary

                          AMENDED AND RESTATED BYLAWS

                                      OF

                         AEI COAL SALES COMPANY, INC.



                         1.  Meetings of Shareholders
                             ------------------------

     1.1 Except as the Board of Directors may otherwise designate, the annual meeting of the shareholders of the Corporation shall be held at the time and date to be set by the Board of Directors of the Corporation

     1.2 The annual meeting of the shareholders shall be held at a place designated by the Board of Directors or, if the Board of Directors does not designate a place, then at a place designated by the Secretary or, if the Secretary does not designate a place, at the Corporation's principal office.

     1.3 Special meetings of the shareholders shall be held at a place designated by the Board of Directors if the special meeting is called by the Board of Directors. If the special meeting is not called by the Board of Directors, the meeting shall be held at the Corporation's principal office.

                            2.  Board of Directors
                                ------------------

     2.1 The exact number of directors may be fixed, increased or decreased from time to time by a resolution adopted by the majority vote of a quorum of shareholders who are present in person or by proxy at a meeting held to elect directors.

     2.2 Meetings of the Board of Directors may be called by the President/Chief Executive Officer or by any director.

     2.3 Unless waived as permitted by the Kentucky Business Corporation Act, notice of the time and place of each meeting of the directors shall be either
(a) telephoned or personally delivered to each director at least forty-eight hours before the time of the meeting, or (b) mailed to each director at his last known address at least ninety-six hours before the time of the meeting.

                                  3.  Officers
                                      --------

     3.1 The Corporation shall have a President/Chief Executive Officer, a Secretary and a Treasurer, and may have one or more Vice Presidents, all of whom shall be appointed by the Board of Directors. The Corporation may also have such assistant officers as the Board of Directors may deem necessary, all of whom shall be appointed by the Board of Directors or appointed by an officer or officers authorized by it. All officers and employees of the Corporation shall report to, and otherwise be accountable to, the officers (the "Officers") of AEI Coal Marketing & Development, LLC ("AEI Marketing").

     3.2  The President shall have:

          (a) General charge and authority over the business of the Corporation, subject to the direction of the Officers;

          (b) Authority to preside at all meetings of the shareholders and of the Board of Directors;

          (c) Authority acting alone, except as otherwise directed by the Officers, to sign and deliver any document on behalf of the Corporation, including, without limitation, any deed conveying title to any real estate owned by the Corporation and any contract for the sale or other disposition of any such real estate; provided, however, that neither the president nor any other officer of the Corporation shall enter into any coal supply agreement (i) for a period of more than ninety (90) days, or (ii) which involves an aggregate dollar amount exceeding Five Hundred Thousand Dollars ($500,000.00) without the prior approval of AEI Marketing, and;

          (d) Such other powers and duties as the Officers may assign.

     3.3 The Vice President, or if there be more than one Vice President, the Vice Presidents in the order of their seniority by designation (or, if not designated, in the order of their seniority of election), shall perform the duties of the President/Chief Executive Officer in his absence. The Vice Presidents shall have such other powers and duties as the Officers or the President/Chief Executive Officer may assign to them.

     3.4  The Secretary shall:

          (a) Issue notices of all meetings for which notice is required to be given;

          (b) Have responsibility for preparing minutes of the directors' and shareholders' meetings and for authenticating records of the Corporation;

          (c) Have charge of the corporate record books; and

          (d) Have such other duties and powers as the Officers or the President/Chief Executive Officer may assign.

     3.5  The Treasurer shall:

          (a) Keep adequate and correct accounts of the Corporation's affairs and transactions, and

          (b) Have such other duties and powers as the Officers or the President/Chief Executive Officer may assign.

     3.6 Other officers and agents of the Corporation shall have such authority and perform such duties in the management of the Corporation as the Officers or the President/Chief Executive Officer may assign.

                         4.  Certificates and Transfer
                             -------------------------

     4.1 Shares of the Corporation shall be represented by certificates in such form as shall from time to time be prescribed by the President/Chief Executive Officer.

     4.2 Certificates representing shares of the Corporation shall be signed (either manually or in facsimile) by the President/Chief Executive Officer and by the Secretary or Treasurer.

     4.3 Transfer of shares shall be made only on the stock transfer books of the Corporation.



                                  Prepared by
                          BROWN, TODD & HEYBURN PLLC
                        2700 Lexington Financial Center
                          Lexington, Kentucky  40507

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